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Exhibit 10.20



                      [LETTERHEAD OF ZYDECO ENERGY, INC.]


                                 July 31, 1997



Cheniere Energy Operating Co., Inc.
1710 Two Allen Center
1200 Smith Street
Houston, TX 77002A3 12


Gentlemen:


     I am writing to confirm our agreement.


     I have loaned you $500,000 today. To evidence such loan, you have executed a promissory note maturing on August 29, 1997 and bearing interest at 10% per annum (the "Note"). As security for such loan, you have executed a Security Agreement of even date, together with a UCC-1 financing statement. The Security Agreement and Financing Statement cover a fraction of your interest under the following agreement (the "Zydeco Agreement"):


     That certain Exploration Agreement dated April 4, 1996, between FX Energy, Inc. and Zydeco Exploration, Inc., as amended by that certain First Amendment dated May 15, 1996, and that certain Second Amendment dated August 5, 1996, and that certain Third Amendment dated October 31, 1996, and that certain Fourth Amendment dated as of November 27, 1996, and that certain Fifth Amendment dated as of April 28, 1997, and that certain Sixth Amendment dated as of July 18, 1997, as well as including permits, options to lease, and leases (collectively, the Lease Interests") acquired thereunder.as well as a fraction of your interest in seismic data (the "Seismic Data") acquired under the Zydeco Agreement, including, without limitation, that acquired under that certain Master Geophysical Data Acquisition Agreement between Zydeco Exploration, Inc. and Grant Geophysical, Inc. dated June 12, 1996 and that certain Master Geophysical Data Acquisition Agreement with Supplemental Agreement No.1, both dated March 14, 1997.


     The fraction covered of the Seismic Data and Lease Interests is 500,000/13,500,000ths of 50% or 1.8519%; the fraction of your interest in the Exploration Agreement is that which would correspond to the assignment by you of 500,000/13,500,000 of your interests under the Exploration Agreement.


     For convenience, terms defined in the Exploration Agreement shall have the same terms when used herein.


     As reflected in the Sixth Amendment to the Agreement, Seismic Costs and Excess Costs are expected to be $18,500,000 through the end of 1997.


     In consideration of my agreement to extend the loan, you grant me an option (the "Option")

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to acquire an interest in the Seismic Data, Lease Interests, and Zydeco
Agreement as follows:

     a. The interest I acquire upon conversion in Seismic Data and Lease Interests is determined by dividing the amount due under the Note by $13,500,000, and multiplying the result by 50% (the "Data Ownership Percentage"). You would assign me or my designee the Data Ownership Percentage subject to the terms of the Zydeco Agreement.


     b. I would also acquire a portion of your right to receive 100% of proceeds from the marketing of proprietary seismic data under Section 15(b) of the Zydeco Agreement. The portion I would acquire would be a fraction double the Data Ownership Percentage.


     c. You have an obligation to pay a pro rata portion of Excess Costs. If I exercise the Option, I recognize and agree to pay a fractional share of Excess Costs equal to the Data Ownership Percentage.


     d. The Option may be exercised only after August 29, 1997. Should the Note be repaid before such time, the Option would terminate.


     e.   The Option may be exercised by tender of the Note to you.


     f.   I may assign the Option.


     g. The Option will terminate at the earlier of 180 days from the date hereof or upon repayment of the Note.


     You agree to pay the attorneys fees I incur for this loan and option agreement.


     The general terms and provisions appearing on Exhibit "A" are incorporated in this letter agreement.


     The Exploration Agreement requires the approval of Zydeco Exploration, Inc. to the pledge of interests under the agreement and assignment of interests in the Seismic Data, Leases, and Exploration Agreement. I acknowledge such and shall undertake to obtain Zydeco Exploration, Inc.'s approval at an appropriate time.


     If I have correctly set forth our understandings, kindly so indicate by executing one counterpart of this letter and returning it to the undersigned.

                                     Yours very truly,
                                     Sam Myers



ACCEPTED AND AGREED TO THIS
31st DAY OF JULY, 1997.

CHENIERE ENERGY OPERATING CO., INC.

By:
Walter L. Williams, Vice Chairman

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